Exhibit 3.3

ARTICLES OF INCORPORATION OF WLPC INC.	FILED In the office of the Secretary of State of the State of California AUG 25 1987 /s/ March Fong Eu
MARCH FONG EU, Secretary of State

ONE: The name of this corporation is WLPC Inc.

TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address of this corporation’s initial agent for service of process is:

William Lyon

19 Corporate Plaza

Newport Beach, CA 92660

FOUR: This corporation is authorized to issue one class of shares of stock; the total number of said shares is one million (1,000,000).

Dated: August 25, 1987

/s/ Robert W. Stedman
Robert W. Stedman,
Incorporator

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION	FILED In the office of the Secretary of State of the State of California OCT - 5 1987 /s/ MARCH FONG EU
MARCH FONG EU, Secretary of State

WILLIAM LYON certifies that:

1.	He is the president and secretary of WLPC Inc., a California corporation.

2.	Article One is amended to read as follows:

“The name of this corporation is THE PRESLEY COMPANIES.”

3.	The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is one hundred thousand (100,000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Date: SEP 15 1987

/s/ WILLIAM LYON
WILLIAM LYON, President and Secretary

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION	FILED In the office of the Secretary of State of the State of California JAN - 4 1996 /s/ BILL JONES
BILL JONES, Secretary of State

WADE H. CABLE and LINDA L. FOSTER certify that:

1.	They are the President and the Corporate Secretary, respectively, of The Presley Companies, a California corporation.

2.	Article One of the articles of incorporation of this corporation is amended to read as follows:

“The name of this corporation is Presley Homes”

3.	The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is One Hundred Fifteen Thousand Eight Hundred Seventy-Five (115,875). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: November 30, 1995

/s/ Wade H. Cable
Wade H. Cable, President

/s/ Linda L. Foster
Linda L. Foster, Corporate Secretary